UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

AmCOMP Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-51767	65-0636842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 U.S. Highway One, North Palm Beach, Florida		33408
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 840-7171

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On March 4, 2008, a purported class-action complaint was filed in the Circuit Court of the 15th Judicial Circuit, in and for Palm Beach County, Florida, on behalf of Broadbased Equities, allegedly a stockholder of AmCOMP Incorporated, a Delaware corporation (the “Company”), and all others similarly situated.

As previously disclosed , in contemplation of a potential settlement of the litigation, the Company agreed to make certain additional disclosures to the Company’s stockholders, which are contained in the definitive proxy statement that was mailed to the Company’s stockholders on or about April 29, 2008.  Also in contemplation of a potential settlement, on April 28, 2008, Employers, Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers (“Sapphire”), and the Company entered into an amendment to the Merger Agreement, dated as of January 10, 2008, by and among the Company, Employers and Sapphire (as amended, the “Merger Agreement”), to reduce the termination fee payable to Employers from $8.0 million to $5.0 million in cash in certain circumstances.

On May 8, 2008, the parties entered into a memorandum of understanding providing for a settlement of the litigation in accordance with the terms described above.  Under the memorandum of understanding, the parties will, subject to certain conditions, enter into and seek court approval for a stipulation of settlement.  There can be no assurance that any stipulation will be approved by the court.  Any potential settlement will not affect the amount of merger consideration to be paid in the merger or, other than the amendment of the provisions regarding payment of the termination fee described above, any other terms of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmCOMP INCORPORATED

Dated: May 9, 2008	By:	/s/ Kumar Gursahaney
		Name:	Kumar Gursahaney
		Title:	Senior Vice President and Chief Financial Officer